EXHIBIT 99.1
Fastenal Company Reports 2024 First Quarter Earnings
WINONA, Minn., April 11, 2024 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended March 31, 2024. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period. Beginning in the first quarter of 2024, references to 'net earnings','operating and administrative expenses', and 'earnings before income taxes' have been revised in our condensed consolidated financial statements and financial reports, including this document, to 'net income', 'selling, general, and administrative (SG&A) expenses', and 'income before income taxes', respectively, and are calculated in conformity with U.S. GAAP.
PERFORMANCE SUMMARY

	Three-month Period
	2024	2023	Change
Net sales	$1,895.1	1,859.1	1.9%
Business days	64	64
Daily sales	$29.6	29.0	1.9%
Gross profit	$861.6	850.0	1.4%
% of net sales	45.5%	45.7%
Selling, general, and administrative expenses	$471.4	456.8	3.2%
% of net sales	24.9%	24.6%
Operating income	$390.2	393.2	-0.8%
% of net sales	20.6%	21.2%
Income before income taxes	$389.8	389.7	0.0%
% of net sales	20.6%	21.0%
Net income	$297.7	295.1	0.9%
Diluted net income per share	$0.52	0.52	0.6%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $36.1, or 1.9%, in the first quarter of 2024 when compared to the first quarter of 2023. The effect of adverse weather in the first quarter of 2024 was a reduction in sales by 35 to 55 basis points as compared to a reduction in sales in the first quarter of 2023 by 20 to 40 basis points, resulting in a net negative impact from adverse weather in the first quarter of 2024 of 10 to 30 basis points. The effect of foreign exchange on sales was not material in the first quarter of 2024 as compared to negatively affecting sales in the first quarter of 2023 by approximately 70 basis points.
We experienced higher unit sales in the first quarter of 2024 primarily due to growth with larger customers and Onsite locations opened in the last two years. The impact of product pricing was not material to net sales in the first quarter of 2024, as compared to the impact of product pricing on net sales in the first quarter of 2023 of 290 to 320 basis points. Incremental pricing actions over the past twelve months have been modest in scope, resulting in mostly stable price levels through the first quarter of 2024.

From a product standpoint, we have three categories: fasteners (including fasteners used in original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO), safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. We continued to experience a divergence in the performance of our fastener versus our non-fastener product lines in the first quarter of 2024, which we believe relates to three factors. First, fasteners are more heavily oriented toward production of final goods than maintenance, which results in greater susceptibility to periods of weaker industrial production. Second, pricing for fasteners has decelerated at a faster pace than non-fastener products. Third, while the rate of outgrowth has slowed relative to what we experienced during the final two months of 2023, we continued to experience relatively faster growth with our retailer-oriented customers due to market share gains, product mix, and easier comparisons. This factor primarily benefited our safety product line. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
OEM fasteners	-4.0%	12.6%	19.6%	20.8%
MRO fasteners	-5.1%	-1.1%	11.9%	12.8%
Total fasteners	-4.4%	7.0%	31.5%	33.6%
Safety supplies	8.3%	5.7%	21.6%	20.4%
Other product lines	3.9%	12.4%	46.9%	46.0%
From an end market standpoint, we have five categories: heavy manufacturing, other manufacturing, non-residential construction, reseller, and other, the latter of which includes government/education and transportation/warehousing. We continued to experience a divergence in the performance of our manufacturing end market versus our non-manufacturing end markets in the first quarter of 2024, although the scale of that divergence has continued to narrow. These trends reflect a number of factors. First, we are growing relatively faster with key account customers with significant managed spend where our service model and technology is particularly impactful, which disproportionately benefits manufacturing customers. At the same time, this benefit has been increasingly offset by weakening end markets. Second, while our non-residential and reseller end markets remain relatively weak, they are beginning to come across easier comparisons in the preceding periods. Third, while the rate of outgrowth has slowed relative to what we experienced during the final two months of 2023, we continued to experience relatively faster growth with our retailer-oriented customers due to market share gains, product mix, and easier comparisons. This factor primarily benefited our other product lines. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
Heavy manufacturing	2.7%	17.6%	43.4%	43.1%
Other manufacturing	2.5%	10.2%	31.6%	31.5%
Total manufacturing	2.6%	14.4%	75.0%	74.6%
Non-residential construction	-6.6%	-2.4%	8.5%	9.3%
Reseller	-2.5%	-5.7%	5.7%	6.0%
Other end markets	7.7%	-3.6%	10.8%	10.1%
We report our customers in two categories: national accounts, which are customers with significant revenue potential and a national, multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. We continued to experience a significant divergence in the performance of our national account customers versus our non-national account customers, which relates to the relative growth of our sales through Onsite locations and larger, key accounts. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
National accounts	6.3%	13.6%	62.0%	59.2%
Non-national accounts	-4.5%	3.4%	38.0%	40.8%

Growth Drivers
•We signed 102 new Onsite locations (defined as dedicated sales and service provided from within, or in proximity to, the customer's facility) in the first quarter of 2024. We had 1,872 active sites on March 31, 2024, which represented an increase of 11.8% from March 31, 2023. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a low single-digit rate in the first quarter of 2024 over the first quarter of 2023. This growth is due to contributions from Onsites activated and implemented in 2024 and 2023, as well as an increase in revenues per location among our more mature locations. These factors were only partly offset by Onsite closures. Our goal for Onsite signings in 2024 remains between 375 to 400.
•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Three-month Period
	2024	2023	Change
Weighted FASTBin/FASTVend signings (MEUs)	6,726	5,902	14.0%
Signings per day	105	92
Weighted FASTBin/FASTVend installations (MEUs; end of period)	115,653	104,673	10.5%

FASTStock sales	$239.8	236.7	1.3%
% of sales	12.5%	12.6%
FASTBin/FASTVend sales	$556.9	503.7	10.6%
% of sales	29.0%	26.8%
FMI sales	$796.7	740.4	7.6%
FMI daily sales	$12.4	11.6	7.6%
% of sales	41.5%	39.4%
Our goal for weighted FASTBin and FASTVend device signings in 2024 remains between 26,000 to 28,000 MEUs.
•Our eCommerce business includes sales made through EDI, or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 33.6% in the first quarter of 2024 and represented 28.6% of our total sales in the period.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the first quarter of 2024 represented 59.2% of our sales, an increase from 54.1% of sales in the first quarter of 2023.

Gross Profit
Our gross profit, as a percentage of net sales, decreased to 45.5% in the first quarter of 2024 from 45.7% in the first quarter of 2023. Our gross profit percentage was negatively affected by customer and product mix. This reflects relatively stronger growth from large customers, including Onsite customers, and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. The negative impact of mix was partly offset by a couple of trends. First, we continue to experience modestly positive price-cost, reflecting easing product cost, the absence of meaningful pricing actions by us in the period, and an easy comparison versus the price-cost deficit experienced in the first quarter of 2023. Second, we had favorable leverage of organizational/overhead costs, primarily due to greater utilization of domestic transportation resources as we move more product to support current stocking levels.
SG&A Expenses
Our SG&A expenses, as a percentage of net sales, increased to 24.9% in the first quarter of 2024 from 24.6% in the first quarter of 2023. We continue to focus on limiting growth in our headcount and improving the balance of full-time and part-time employees in our workforce. We still deleveraged our employee-related expenses as a result of slower growth in sales in the first quarter of 2024.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 3.9% in the first quarter of 2024 compared to the first quarter of 2023. We experienced an increase in employee base pay due to higher average FTE and higher average wages during the period, as well as an increase in employee health care costs. This was only partly offset by lower bonus and commission payments reflecting slower sales and profit growth versus the first quarter of 2023.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, were flat in the first quarter of 2024 compared to the first quarter of 2023. We had lower depreciation expense as we have had a large number of vending machines and certain of our hub automation equipment reach the end of their depreciable lives relative to the first quarter of 2023. This was offset by slightly higher facility expense.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, increased 3.5% in the first quarter of 2024 compared to the first quarter of 2023. The increase in other SG&A expenses is primarily a result of modest increases in spending on information technology and higher lease costs in our selling-related vehicle fleet due to an increase in the mix of larger truck types and higher prices on newer vehicles.
Operating Income
Our operating income, as a percentage of net sales, decreased to 20.6% in the first quarter of 2024 from 21.2% in the first quarter of 2023.
Net Interest
We had net interest expense of $0.4 in the first quarter of 2024, compared to net interest expense of $3.5 in the first quarter of 2023. We had higher interest income, reflecting higher average cash balances through the period, particularly in January and February, and higher rates earned on those balances. We had lower interest expense, reflecting lower average borrowings through the period.
Income Taxes
We recorded income tax expense of $92.1 in the first quarter of 2024, or 23.6% of income before income taxes. Income tax expense was $94.6 in the first quarter of 2023, or 24.3% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%. Our tax rate in the first quarter of 2024 was below our expected ongoing tax rate due to the tax benefits associated with the exercise of stock options during the quarter.
Net Income
Our net income during the first quarter of 2024 was $297.7, an increase of 0.9% compared to the first quarter of 2023. Our diluted net income per share was $0.52 during the first quarter of 2024, which was unchanged from $0.52 during the first quarter of 2023.

BALANCE SHEET AND CASH FLOW
We produced operating cash flow of $335.6 in the first quarter of 2024, a decrease of 13.6% from the first quarter of 2023, representing 112.7% of the period's net income versus 131.7% in the first quarter of 2023. The decrease in operating cash flow, as a percent of net income, reflects our operating assets and liabilities being a modest use of cash in the first quarter of 2024 versus a source of cash in the first quarter of 2023. Inventory was a smaller source of cash in the first quarter of 2024 relative to the preceding period as the pace of inventory reduction slowed as the process of rightsizing stocking levels to reflect smoother supply chains is substantially complete. We also had relatively less favorable accruals for wages, reflecting the softer growth and earnings environment. Our rate of conversion of net income into operating cash flow in the first quarter of 2024 is broadly consistent with what we have achieved on average in the first quarter over the last five years.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of March 31, 2024 when compared to March 31, 2023 were as follows:

	March 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2024	2023	2024	2024
Accounts receivable, net	$1,213.2	1,149.8	$63.4	5.5%
Inventories	1,496.3	1,651.9	(155.6)	-9.4%
Trade working capital	$2,709.5	2,801.7	$(92.2)	-3.3%

Accounts payable	$276.0	266.8	$9.2	3.4%
Trade working capital, net	$2,433.5	2,534.9	$(101.4)	-4.0%

Net sales in last three months	$1,895.1	1,859.1	$36.1	1.9%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the first quarter of 2024 was primarily attributable to two factors. First, our receivables increased as a result of growth in sales to our customers. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to carry longer payment terms than our non-national account customers.
The decrease in our inventory balance in the first quarter of 2024 primarily reflects progress made over the last twelve months to reduce inventory following the normalization of the supply chain after the disruptions experienced in 2022. We responded to that event by deepening inventory to support customer growth, and the process of rightsizing our stock can be protracted given the quantity of imported product we source. We have also experienced modest deflation in our inventory.
The increase in our accounts payable balance in the first quarter of 2024 was primarily attributable to our product purchases increasing to support the growth in our business. The growth in our accounts payable balance is above the growth in our sales reflecting re-stocking of certain products that were depleted to support certain customer needs during the fourth quarter of 2023. It also reflects the timing of the Good Friday holiday, as our purchasing activities remained steady relative to slower sales at the end of the first quarter of 2024.
During the first quarter of 2024, our investment in property and equipment, net of proceeds from sales, was $48.3, which was an increase from $30.9 in the first quarter of 2023. This was primarily due to an increase in spending for facility construction and upgrades, as well as higher vehicle spending reflecting the timing of deliveries from our suppliers. During the full year of 2024, we continue to expect our investment in property and equipment, net of proceeds from sales, to be within a range of $225.0 to $245.0, increasing from $160.6 in 2023. This increase reflects spending to complete our Utah distribution center, investments in picking technology and equipment in our hubs and branches, higher outlays for FMI hardware reflecting our higher targeted signings and a slight build in device inventory, and an increase in spending on information technology.
During the first quarter of 2024, we returned $223.2 to our shareholders in the form of dividends, compared to the first quarter of 2023 when we returned $199.8 to our shareholders in the form of dividends. We did not repurchase any of our common stock in either period.
Total debt on our balance sheet was $200.0 at the end of the first quarter of 2024, or 5.5% of total capital (the sum of stockholders' equity and total debt). This compares to $400.0, or 10.9% of total capital, at the end of the first quarter of 2023.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q1 2024	Q4 2023	Q4 2023	Q1 2023	Q1 2023
Selling personnel - absolute employee headcount	16,764	16,512	1.5%	16,178	3.6%
Selling personnel - FTE employee headcount	15,102	15,070	0.2%	14,704	2.7%
Total personnel - absolute employee headcount	23,695	23,201	2.1%	22,820	3.8%
Total personnel - FTE employee headcount	20,935	20,721	1.0%	20,262	3.3%

Number of branch locations	1,592	1,597	-0.3%	1,660	-4.1%
Number of active Onsite locations	1,872	1,822	2.7%	1,674	11.8%
Number of in-market locations	3,464	3,419	1.3%	3,334	3.9%
Weighted FMI devices (MEU installed count)	115,653	113,138	2.2%	104,673	10.5%
During the last twelve months, we increased our total FTE employee headcount by 673. This reflects an increase in our total FTE selling personnel of 398 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution and transportation FTE personnel of 158 to support increased product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE personnel of 117 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.
The table below summarizes the number of branches opened and closed, net of conversions, as well as the number of Onsites activated and closed, net of conversions during the periods presented.

	Three-month Period
	2024	2023
Branch openings	—	2
Branch closures, net of conversions	(5)	(25)

Onsite activations	79	84
Onsite closures, net of conversions	(29)	(33)
Our in-market network forms the foundation of our business strategy. In recent years, we have seen a gradual increase in our in-market locations. This has reflected significant growth in Onsites and, to a lesser degree, international branches, which has more than overcome a meaningful decline in our traditional branch network from a strategic rationalization that aligned our physical footprint with changes in our business strategies. Branch closures may occur in the future to reflect normal churn in our business, but the strategic rationalization has concluded. As a result, we expect to see an increase in the rate of in-market location growth as Onsites continue to increase while our traditional branch network remains stable or grows moderately to sustain and improve our network and support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
ANNUAL MEETING OF SHAREHOLDERS WEBCAST
On Thursday, April 25, 2024, we will be holding our Annual Meeting of Shareholders (the 'Annual Meeting') at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota. The Annual Meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, investment in property and equipment, the impact of inflation or deflation on our cost of goods, controlling SG&A expenses including FTE growth, future traditional branch closures and openings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	March 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$237.1	221.3
Trade accounts receivable, net of allowance for credit losses of $4.8 and $6.4, respectively	1,213.2	1,087.6
Inventories	1,496.3	1,522.7
Prepaid income taxes	—	17.5
Other current assets	136.9	171.8
Total current assets	3,083.5	3,020.9

Property and equipment, net	1,013.0	1,011.1
Operating lease right-of-use assets	278.1	270.2
Other assets	158.1	160.7

Total assets	$4,532.7	4,462.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$—	60.0
Accounts payable	276.0	264.1
Accrued expenses	207.5	241.0
Current portion of operating lease liabilities	97.4	96.2
Income taxes payable	57.0	—
Total current liabilities	637.9	661.3

Long-term debt	200.0	200.0
Operating lease liabilities	186.0	178.8
Deferred income taxes	73.8	73.0
Other long-term liabilities	5.8	1.0

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 572,525,495 and 571,982,367 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	58.8	41.0
Retained earnings	3,431.4	3,356.9
Accumulated other comprehensive loss	(66.7)	(54.8)
Total stockholders' equity	3,429.2	3,348.8
Total liabilities and stockholders' equity	$4,532.7	4,462.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)

	(Unaudited)
	Three Months Ended March 31,
	2024	2023
Net sales	$1,895.1	1,859.1

Cost of sales	1,033.5	1,009.1
Gross profit	861.6	850.0

Selling, general, and administrative expenses	471.4	456.8
Operating income	390.2	393.2

Interest income	1.6	0.4
Interest expense	(2.0)	(3.9)

Income before income taxes	389.8	389.7

Income tax expense	92.1	94.6

Net income	$297.7	295.1

Basic net income per share	$0.52	0.52

Diluted net income per share	$0.52	0.52

Basic weighted average shares outstanding	572.3	570.9

Diluted weighted average shares outstanding	574.1	572.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)

	(Unaudited)
	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$297.7	295.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	40.2	41.8
Gain on sale of property and equipment	(0.6)	(0.6)
Bad debt recoveries	(0.9)	(1.4)
Deferred income taxes	0.8	0.3
Stock-based compensation	2.0	1.9
Amortization of intangible assets	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(127.6)	(133.7)
Inventories	21.9	57.7
Other current assets	34.9	45.4
Accounts payable	15.6	8.5
Accrued expenses	(31.9)	(11.9)
Income taxes	74.5	83.9
Other	6.3	(1.2)
Net cash provided by operating activities	335.6	388.5

Cash flows from investing activities:
Purchases of property and equipment	(50.8)	(33.7)
Proceeds from sale of property and equipment	2.5	2.8
Other	(0.1)	(0.1)
Net cash used in investing activities	(48.4)	(31.0)

Cash flows from financing activities:
Proceeds from debt obligations	160.0	230.0
Payments against debt obligations	(220.0)	(385.0)
Proceeds from exercise of stock options	15.8	5.9
Cash dividends paid	(223.2)	(199.8)
Net cash used in financing activities	(267.4)	(348.9)

Effect of exchange rate changes on cash and cash equivalents	(4.0)	1.1

Net increase in cash and cash equivalents	15.8	9.7

Cash and cash equivalents at beginning of period	221.3	230.1
Cash and cash equivalents at end of period	$237.1	239.8

Supplemental information:
Cash paid for interest	$2.4	5.1
Net cash paid for income taxes	$15.9	9.7
Leased assets obtained in exchange for new operating lease liabilities	$30.4	25.9

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959